  EXHIBIT 99.1

Everything Blockchain, Inc., Announces Toney Jennings as Chief Operating Officer

Brandon Hart to Assume Role of Chief Technology Officer

OBITX, Inc., (OTCMKTS: OBTX), an advanced software architect, development and services company specializing in blockchain technologies and decentralized processing, announced today that Toney Jennings has been selected as the company’s Chief Operating Officer.  In addition, the Company has appointed Brandon Hart as the Chief Technology Officer, replacing Robert Adams, who will remain on the Board of Directors.

Mr. Jennings will assume the responsibilities of Chief Operating Officer immediately.  Mr. Jennings will focus on Everything Blockchain’s worldwide expansion of services and operations, along with the development and consolidation of the recent acquisitions, combining Blockchain protocols, Zero-Trust Network Access (ZTNA) solutions, and Internet of Things (IoT) products into Everything Blockchain’s core product solution.  With more than 30 employees/consultants management and oversight in operations has warranted an expansion of the Company’s “C” level positions.

Toney is a cybersecurity pioneer that has been leading teams in the cybersecurity and information technology fields for over 30 years.  Prior to his involvement in developing of the world’s first Zero Trust Data Platform, he was CEO of Encryptics, Inc which developed rights-managed data encryption and protection solutions.  He was also Chairman of SignaCert, Inc., having purchased the IP and assets from Harris Corporation, SignaCert delivered comprehensive and affordable compliance verification and continuous monitoring solutions to both enterprise and government customers.  One of his earlier successes was as a founder, CEO, and Chairman of WheelGroup Corporation, the creators of the first commercially available intrusion detection system, delivered through its successful sale to Cisco Systems. After the sale to CISCO (CSCO), Toney took his hard driving management style to road racing where he became an owner/driver with numerous wins and podium finishes both as an amateur and later as a professional in the Rolex Grand Am series. Toney’s motto “go fast, go hard, or get out of my way” is contagious across his management team.

Earlier in his career, Toney led teams at Trident Data Systems and as an officer at the Air Force Information Warfare Center (AFIWC), conducting penetration testing and vulnerability assessments of operational Department of Defense (DoD) networks.

Brandon Hart will assume the duties as Chief Technology Officer of Everything Blockchain.  Robert Adams tendered his resignation as the Company’s CTO on July 31, 2021.  Mr. Adams will continue as a member of the Board of Directors.  Mr. Hart is well groomed as a CTO and has more than 12 years filling the role of senior management in tech companies.  His career began with Lucent Technologies where he was rapidly promoted through the ranks to become operations assistant to the Director of Operators for Worldwide Broadband Services.  He has participated in the development and award of more than ten patents with a focus on data management and crypto key management.  Brandon will spearhead the Company’s development team of software engineers and assist Cedric Harris, the Company’s Chief Research Officer, in the design and development of our future products and innovative technologies.

Michael Hawkins, Everything Blockchain’s Chairman of the Board stated, “We have put together a very powerful and influential senior management team of pioneers and industry trendsetters.  I am confident with their leadership Everything Blockchain is destined to become a household common name.  Our products and solutions for data security and process analysis will set a new standard in the industry.”

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Contact:

Eric Jaffe, CEO

info@obitx.com

RedChip Companies

Dave Gentry

Tel: 407.571.0912

dave@redchip.com

About Everything Blockchain:

Headquartered in Fleming Island, Florida, Everything Blockchain, Inc., (OTCMKTS: OBTX) is a development, architecture, and software designer of Blockchain that also provides consulting and services specializing in blockchain technologies, decentralized processing, Internet of Things (IoT), and Zero Trust Network Access (ZTNA).

Forward Looking Statements

This news release contains “forward-looking statements” which are not purely historical and may include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of new business opportunities and words such as “anticipate”, “seek”, intend”, “believe”, “estimate”, “expect”, “project”, “plan”, or similar phrases may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects, the future U.S. and global economies, the impact of competition, and the Company’s reliance on existing regulations regarding the use and development of cannabis-based products. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate.

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